                                                                   EXHIBIT 10.14

                         2004-2006 LONG-TERM CASH AWARD

Granted to:                [Firstname] [Lastname]
Effective Date of Grant:   May 6, 2004
Targeted Award:            $[Target]
Performance Period:        January 1, 2004 - December 31, 2006

          Under the long-term incentive program of W.R. Grace & Co (the
"Company"), the Compensation Committee (the "Committee") of the Board of
Directors of the Company has granted you a Long-Term Cash Award under which you may earn a cash payout in an amount equal to (or, in certain circumstances, greater or less than) the Targeted Award set forth above, over the Performance
Period.

          You will earn this Targeted Award if the performance objectives described in Annex B for the Performance Period are met. If the performance objectives are only partially achieved or are over-achieved, the amount you actually earn under this Award will be decreased (or eliminated) or increased as set forth in Annex B.

          The award will be calculated and paid to you, net of the applicable taxes.

          The consequences of a change in or termination of your employment status during the Performance Period are described in the attached
Administrative Practices (Annex C).

          In all matters regarding the administration of the Long-Term Cash
Award, the Committee has full and sole jurisdiction, subject to the provisions of Annex C.

          Long-Term Cash Awards are being granted only to a limited number of key employees of the Company and its subsidiaries. This Award should, consequently, be treated confidentially.

                                        W.R. Grace & Co.

                                        By: /s/ Paul Norris
                                            ------------------------------------
                                        Paul Norris
                                        Chairman & CEO

                                        Acceptance of the foregoing is
                                        acknowledged this ____________ day of
                                        _______________, 2004.

                                        ---------------------------------------
                                        (Signature of Participant)

                                        ---------------------------------------
                                        (Please print full name)

                                                                   EXHIBIT 10.14

                                     Annex B

                          CALCULATION OF 2004-2006 LTIP

Your 2004-2006 LTIP award payout will be based on the 3-year compound annual growth rate (CAGR) in total Grace core earnings before interest and taxes (core
EBIT). Payouts are contingent upon achievement of target CAGR for the 3-year performance period. The target CAGR is 6%, using 2003 results as the base year.

The core earnings before interest and taxes (core EBIT) in 2003 was $148.7 million. The chart below details six scenarios at different assumed growth rates. The target growth is highlighted.

----------------------------------------------------------------------------------------------
                                 PERFORMANCE PERIOD
                                   GROWTH TARGETS
                               ---------------------     TOTAL
ASSUMED GROWTH   BASE PERIOD                             GROWTH     LTIP   CUMULATIVE REPORTED
     RATES           2003       2004    2005    2006   04-06 (1)    POOL       EARNINGS (2)
----------------------------------------------------------------------------------------------

     1.50%          148.7      150.9   153.2   155.5     459.6       2.9          456.7
     3.00%          148.7      153.2   157.8   162.5     473.5       5.9          467.6
     6.00%          148.7      157.6   167.1   177.1     501.7      11.8          489.9
    10.00%          148.7      163.6   179.9   197.9     541.4      14.3          529.6
    15.00%          148.7      171.0   196.7   226.2     593.9      17.3          582.1
    25.00%          148.7      185.9   232.3   290.4     708.6      23.6          696.8
----------------------------------------------------------------------------------------------

(1) All results include full recognition/accrual of Annual Incentive
Compensation Program and, for achievement levels above 6% (i.e., 10%, 15%, and
25%), all totals include accruals for Long-Term Incentive Program Payments

(2) Cumulative Reported Earnings represent the 3 year core EBIT earnings required at the respective assumed growth rates. Up to the first $11.8 million
(target CAGR 6%) is deducted from reported results. Payouts over target ($11.8 million) must be accrued as part of reported earnings.

                                                                   EXHIBIT 10.14

The Long-Term Cash Award payout will vary with actual results as shown in the chart below:

---------------------------------------------------------------
                                        PAYOUT
CAGR LEVEL ACHIEVED   (ROUNDED TO THE NEAREST WHOLE PERCENTAGE)
---------------------------------------------------------------
        25%                              200%
---------------------------------------------------------------
        15%                              147%
---------------------------------------------------------------
        10%                              121%
---------------------------------------------------------------
         6%                              100%
---------------------------------------------------------------
         3%                               50%
---------------------------------------------------------------
         3%<                        Prorated
---------------------------------------------------------------

For the 2004-2006 LTIP, cash payments will be made in two installments - 50% of what is earned based on current performance at the end of 2005, but no more than
50% of target for the first two years, will be paid in March 2006, and the balance will be paid in March 2007.

Example:

A sample calculation of the Long-Term Cash Award Earned is provided below.
Assume that your Targeted Award is $20,400. $13,600 would be earned after Year 2 assuming a 6% growth per year. Therefore the payment in March 2006 would be
$6,800, 50% of what is earned.

-------------------------------------------------------------
CAGR LEVEL   PAYOUT IN MARCH   PAYOUT IN MARCH
 ACHIEVED          2006              2007        TOTAL PAYOUT
-------------------------------------------------------------
    25%           $6,800           $34,000          $40,800
-------------------------------------------------------------
    15%           $6,800           $23,188          $29,988
-------------------------------------------------------------
    10%           $6,800           $17,885          $24,685
-------------------------------------------------------------
     6%           $6,800           $13,600          $20,400
-------------------------------------------------------------
     3%           $3,400           $ 6,800          $10,200
-------------------------------------------------------------

                                                                   EXHIBIT 10.14
                                                                         Annex C

                                W. R. GRACE & CO.
             Administrative Practices - Long-Term Cash Award Program
                          2004-2006 Performance Period

Definitions

"Award Payment": An Interim Long-Term Cash Award Payment or Remaining Long-Term
Award Payment, as applicable.

"Board of Directors": The Board of Directors of the Company

"Committee": The Compensation Committee of the Board of Directors.

"Company": W. R. Grace & Co., a Delaware Corporation and/or, if applicable in the context, one or more of its Subsidiaries.

"Incomplete Long-Term Cash Awards": A Long-Term Cash Award for which the
Performance Period has not been completed as of the date referenced.

"Interim Long-Term Cash Award Payment": As defined on page 4, provided that such payment will not exceed 50% of the Participant's Targeted Award for the first two years, regardless of Company performance at the time of payment.

"Key Employee": An officer or other senior, full-time employee of the Company, who, in the opinion of the Company, can contribute significantly to the growth and successful operations of the Company.

"Long-Term Cash Award Program": An undertaking by the Company to financially reward a Key Employee at the end of a Performance Period, which undertaking is contingent upon or measured by the attainment over the Performance Period of specified performance objectives determined (on a consolidated or unconsolidated basis) by changes in the 3-year compound annual growth rate (CAGR) in Total
Grace's core earnings before interest and taxes (core EBIT).

"Long-Term Cash Award": A cash award, to be paid in the future, which is granted to Key Employees under the Company's long-term incentive program.

"Long-Term Cash Award Earned": The amount of cash earned by a Participant pursuant to the terms of a Long-Term Cash Award.

"Participant": A Key Employee who is, or who is proposed to be, a recipient of a
Long-Term Cash Award.

"Performance Period": Except as provided herein, a period of three calendar years over which a Long-Term Cash Award may be earned, as approved by the
Committee. The first Performance Period under this Plan will commence effective
January 1, 2004 and

                                      (1)

                                                                   EXHIBIT 10.14
                                                                         Annex C

will end on December 31, 2006. Performance Periods with respect to different
Long-Term Cash Awards to the same individual may overlap.

"Total Grace Core EBIT": The core earnings before interest and taxes (core
EBIT)" of the Company as reported on (and calculated in accordance with) the statement of W. R. Grace & Co. Continuing Operations- Segment Basis.

"Remaining Long-Term Cash Award Payment": As defined on Page 4, the second installment of the Long-Term Cash Award that may be paid after the end of the
Performance Period, based on Company performance for the entire Performance
Period.

"Subsidiary": A corporation, partnership, limited liability company or other form of business association of which shares of common stock or other ownership interests (i) having more than 50% of the voting power regularly entitled to vote for directors (or equivalent management rights) or (ii) regularly entitled to receive more than 50% of the dividends (or their equivalents) paid on the common stock (or other ownership interests), are owned, directly or indirectly, by the Company.

"Targeted Award": The amount of cash award specified in writing for a
Participant as his or her "Targeted Award" for a Performance Period and which is subject to and covered by the terms and conditions of a Long-Term Cash Award.
This amount may be different from the Long-Term Cash Award Earned by an individual.

Plan Administration

The Plan shall be administered by the Committee, provided that no member of the
Committee shall be eligible to receive a Long-Term Cash Award while serving on the Committee.

The Committee shall approve (i) the performance measurements and objectives for each Long-Term Cash Award and (ii) the Performance Period over which a Long-Term
Cash Award is to be earned.

The Committee shall approve (i) the Key Employees who are to be granted
Long-Term Cash Awards and (ii) the Targeted Award subject to each Long-Term Cash
Award.

Long-Term Cash Awards

The Committee may, at any time or from time to time, grant Long-Term Cash Awards to Key Employees.

Each Long-Term Cash Award shall be evidenced by a written instrument containing such terms and conditions as the Committee shall approve, provided the instrument is consistent with these practices.

No Long-Term Cash Award, nor any payment or right thereunder, shall be subject in any manner to alienation, sale, transfer, assignment, pledge, encumbrance or charge, except

                                      (2)

                                                                   EXHIBIT 10.14
                                                                         Annex C

by will or the laws of descent and distribution, or by the terms of a
Participant's Designation of Beneficiary, if any, on file with the Company.

In the case of a Key Employee who becomes a Participant after the beginning of a
Performance Period, the Committee may ratably reduce the amount of the Targeted
Award covered by such Employee's Long-Term Cash Award or otherwise appropriately adjust the terms of the Long-Term Cash Award to reflect the fact that the Key
Employee is to be a Participant for only part of the Performance Period.

It is the intention of the Committee that Long-Term Cash Awards be related to the results of the core operations affected by the management actions taken by the Participants. Subject to the administrative practices that apply to termination or change in employment status and to the amendment or discontinuance of Long-Term Cash Awards, the performance objectives applicable to Long-Term Cash Awards will remain unchanged during the Performance Period except as follows:

o    In the event of the divestment of a Business prior to completion of the
     Performance Period, both the performance objectives and results pertaining to that Business shall be eliminated for the full year in which the divestment occurs and for any subsequent years.

o    In general, acquisitions will be included in the performance results.

Termination or Change in Employment Status

A Participant shall forfeit all rights to any Award Payment, if, prior to the date of payment of such Award Payment, the Participant (1) resigns without the consent of the Committee, (2) retires under a retirement plan of the Company or
Subsidiary before age 62 without the consent of the Committee, or (3) is terminated for cause.

If a Participant retires under a retirement plan of the Company or Subsidiary at or after age 62, or ceases employment as a result of death or disability, or ceases employment as a result of an involuntary termination after a Change in
Control of the Company (as defined herein), during a Performance Period, then his rights in any Incomplete Long-Term Cash Award related to that Performance
Period shall thereupon vest, and he shall be entitled to receive any Award
Payment of any Long-Term Cash Award Earned he would otherwise have received (at the time he would have otherwise received the Award Payment), except that the amount of any Long-Term Cash Award Earned shall be reduced ratably in proportion to the portion of the Performance Period during which the Participant was not an employee. If a Participant ceases employment with the Company for any of the reasons specified in this paragraph, after the completion of any Performance
Period (but before the payment of the Remaining Long-Term Cash Award Payment related to the completed Performance Period), then his rights to any Long-Term
Cash Award Earned and to such Award Payment related to the completed Performance
Period shall thereupon vest, and he shall be entitled to receive such Award
Payment at the time he would have otherwise received the Payment.

If a Participant ceases employment with the Company for any reason other than those indicated in the previous two paragraphs (including by reason of involuntary termination

                                      (3)

                                                                   EXHIBIT 10.14
                                                                         Annex C

not for cause, except as provided above with respect to involuntary termination after a Change in Control of the Company, or transfer of employment to a buyer of any business unit of the Company), then his rights in any Incomplete
Long-Term Cash Award, and any Award Payment that is unpaid as of the date the
Participant ceases such employment, shall be determined by the Committee (or the designee of the Committee, which may include the Chief Executive Officer of the
Company) as soon as practicable after the Participant ceases such employment.
All such determinations shall be final and binding on all parties.

Except as modified by the provisions of the second and third paragraphs of this section, payments due to Participants pursuant to the applicable preceding paragraphs, above, shall be calculated and made in accordance with the provisions described under the section entitled "Calculation of Long-Term Cash
Awards Earned: Form of Payment".

A leave of absence, if approved by the Committee, shall not be deemed a termination or change of employment status for the purposes of this section, but, unless the Committee otherwise directs, any Long-Term Cash Award Earned that a Participant would otherwise have received under a Long-Term Cash Award
Program shall be reduced ratably in proportion to the portion of the Performance
Period during which the Participant was on such leave of absence.

Any consent, approval or direction which the Committee may give under this section in respect of an event or transaction may be given before or after the event or transaction.

Calculation of Long-Term Cash Awards Earned: Form of Payment

Long-Term Cash Awards Earned will be paid to a Participant in two installments
(1) the first installment shall be paid in March of the third and final year of the Performance Period and shall be equal to 50% of what is earned based on the
Company's performance for the first two calendar years of the applicable
Performance Period, but no more than 50% of the Participant's Targeted Award for the first two years (the "Interim Long-Term Cash Award Payment"), and (2) the
balance, if any, of the Long-Term Cash Award Earned will be paid in March after the end of the third and final year of the Performance Period (the "Remaining
Long-Term Cash Award Payment").

The Committee shall determine the extent to which the performance objectives of a Long-Term Cash Award have been achieved during the Performance Period and the amount of any Long-Term Cash Awards Earned (and the amount of any Award
Payment). All calculations in this regard shall be made in accordance with the generally accepted accounting principles customarily applied by the Company and shall be submitted to the Committee for its review and approval. The determination of the Committee shall be final and binding.

                                      (4)

                                                                   EXHIBIT 10.14
                                                                         Annex C

General

Nothing in this document nor in any instrument executed pursuant hereto shall confer upon a Participant any right to continue in the employ of the Company or a Subsidiary, or shall affect the right of the Company or a Subsidiary to terminate his or her employment with or without cause.

The Company or a Subsidiary may make such provisions as it may deem appropriate for the withholding or any taxes that the Company or a Subsidiary determines it is required to withhold in connection with any Long-Term Cash Award Earned.

Nothing in a Long-Term Cash Award is intended to be a substitute for, or shall preclude or limit the establishment or continuation of, any other plan, practice, or arrangement for the payment of compensation or benefits to employees generally, or to any class or group of employees, which the Company or a Subsidiary now has or may hereafter lawfully put into effect, including, without limitation, any retirement, pension, group insurance, annual bonus, stock purchase, stock bonus or stock option plan; provided, however, that no amounts awarded or paid pursuant to any Long-Term Cash Award shall be included or counted as compensation for the purposes of any employee benefit plan of the
Company or a Subsidiary where contributions to the plan, or the benefits received from the plan, are measured or determined in whole or in part, by the amount of the employee's compensation.

The grant of a Long-Term Cash Award to an employee of a Subsidiary shall be contingent on the approval of the Long-Term Cash Award by the Subsidiary and the
Subsidiary's agreement that (i) the Company may administer such Award on its behalf and (ii) the Subsidiary will make, or reimburse the Company for, the payments called for by the Long-Term Cash Award. The provisions of this paragraph and the obligations of the Subsidiary so undertaken may be waived, in whole or in the part, from time to time by the Company.

Amendments and Discontinuance

In the event acquisitions, divestments, substantial changes in tax or other laws or in accounting principles or practices, natural disasters or other extraordinary events render fulfillment of the performance objectives of a
Long-Term Cash Award impossible or impracticable, or result in the achievement of the performance objectives without appreciable effort by the Participant, the
Committee may, but shall not be obligated to, amend any such Long-Term Cash
Award in any appropriate manner so that the Participant may earn Long-Term Cash
Awards comparable to those that might have been earned if the extraordinary event had not occurred.

The Chief Executive Officer of the Company may approve such technical changes and clarifications to the Long-Term Cash Award Program as necessary, provided such changes or clarifications do not vary substantially from the terms and conditions outlined in this description.

                                      (5)

                                                                   EXHIBIT 10.14
                                                                         Annex C

In the event a Change in Control of the Company (as defined herein) shall occur or the Board of Directors has reason to believe that a Change of Control may occur, the Committee may, with respect to any one or more Long-Term Cash Awards,
(i) reduce the length of a Performance Period to not less than one year, (ii)
make ratable adjustments to performance objectives and Targeted Awards, (iii)
change the methods of measuring the performance objectives, (iv) accelerate the payment of any Long-Term Cash Awards Earned or any Award Payment, and (v) take other action deemed by it to be appropriate and in the best interests of the
Company under the circumstances. For the purposes of this paragraph:

(A)  "Change in Control of the Company" means and shall be deemed to have occurred if (a) the Company determines that any "person" (as such term is used in Section 13(d) and 14 (d) of the Securities Exchange Act of 1934),
     other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, has become the
     "beneficial owner" (as defined in Rule 13d-3 under such Act), directly or indirectly, of 20% or more of the outstanding common stock of the Company
     (provided, however, that a Change in Control shall not be deemed to have occurred if such person has become the beneficial owner of 20% or more of the outstanding Common Stock as the results of a sale of Common Stock by the Company that has been approved by the Board of Directors); or pursuant to a plan of reorganization which has been confirmed by the U.S. District
     Court or Bankruptcy Court having jurisdiction of the Company's Chapter 11 case, Case No. 01-01139 (JJF), pursuant to an order of such Court which is final and nonappealable, and becomes effective); (ii) individuals who are
     Continuing Directors cease to constitute a majority of any class of directors of the Board; (iii) there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (a
     "Corporate Transaction"), in each case, with respect to which the stockholders of the Company immediately prior to such Corporate Transaction do not, immediately after the Corporate Transaction, own 50% or more of the combined voting power of the corporation resulting from such Corporate
     Transaction, provided that this clause (iii) shall not apply to a Corporate
     Transaction which is pursuant to section 363 of the Bankruptcy Code, or is pursuant to a plan of reorganization which has been confirmed by the U.S.
     District Court or Bankruptcy Court having jurisdiction of the Company's chapter 11 case, Case No. 01-01139 (JJF), pursuant to an order of such
     Court which is final and nonappealable, and becomes effective, or (iv) the shareholders of the Company approve a complete liquidation or dissolution of the Company.

(B)  "Continuing Director" means any member of the Board of Directors who was such a member on the date on which this Program was approved by the Board of Directors, and any successor to a Continuing Director who is approved as a nominee or elected to succeed to a Continuing Director by a majority of
     Continuing Directors who are then members of the Board of Directors.

The granting of Long-Term Cash Awards may be amended or discontinued by the
Committee at any time.

                                      (6)

                                                                   EXHIBIT 10.14
                                                                         Annex C

No amendment or discontinuance of Long-Term Cash Awards shall, without a
Participant's consent, adversely affect his rights in any Long-Term Cash Awards theretofore granted to him, except that, if the Committee so directs, all
Incomplete Long-Term Cash Awards may be terminated prospectively with the same effect as a termination of employment under the second paragraph of the section entitled "Termination or Change in Employment Status".

                                      (7)